 Exhibit 10.40
FIRST

AMENDMENT TO EMPLOYMENT AGREEMENT

NITIN SAHNEY (“Executive”), and OMNICARE, INC., a Delaware corporation (the “Company”), hereby agree as follows:

1. Recitals.

(a) The Company and Executive have entered into an employment agreement, dated October 28, 2010 (the “Employment Agreement”); and

(b) The Company and the Executive wish to amend the Employment Agreement to clarify the amount of severance and benefit continuation Executive would be eligible to receive under certain termination scenarios.

2. Amendment.

Section 3.5 is hereby amended so that subsections (a) and (d) read as follows:

(a)           Executive shall receive as severance pay continued payment of his Base Salary for eighteen (18) months, such payment to be made in accordance with the Company’s standard payroll practices.

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(d)           In addition, Executive shall be entitled to continued participation for eighteen (18) months in the Company’s medical, dental and vision welfare benefit plans which cover Executive (and his eligible dependents) upon the same terms and conditions in effect for active employees of the Company subject to Executive’s continued co-payment of premiums for such coverage, to the extent that the terms of such plans permit Executive’s continued participation during such period; provided, in the event Executive obtains other employment that offers substantially similar or more favorable benefits, determined on a benefit-by-benefit and coverage-by-coverage basis, such continuation of benefits by the Company shall immediately cease.  The continuation of medical, dental and vision benefits under this Section 3.4 shall be conterminous with, and reduce the period of coverage and count against, Executive’s right to healthcare continuation benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

3. General.

Except as specifically amended herein, the Employment Agreement will remain in full force and effect in accordance with its original terms, conditions and provisions.

IN WITNESS WHEREOF, the parties have duly executive this amendatory agreement as of February 17, 2011.

EXECUTIVE	OMNICARE, INC.
/s/ Nitin Sahney	/s/ Erin E. Ascher
Nitin Sahney	Erin E. Ascher
SVP, Human Resources